Exhibit 99.1

News Release

For information contact:

Lisa Schultz

Chief Communications Officer

CNL Financial Group

(407) 650-1223

CNL LIFESTYLE PROPERTIES ANNOUNCES FOURTH QUARTER 2012 RESULTS

(ORLANDO, Fla.) April 1, 2013 — CNL Lifestyle Properties, Inc., a real estate investment trust (“we,” “our” or “us”), today announced its operating results for the fourth quarter ended December 31, 2012. As of March 15, 2013, we owned a portfolio of 179 lifestyle properties, 73 of which are wholly-owned and run by operators under long-term, triple-net leases with a weighted average straight-line lease rate of 8.6 percent, 55 of which are managed by independent operators, one of which is held for development and 50 of which are owned through unconsolidated joint venture arrangements. Of our joint venture investments, 14 are leased and 36 are managed by independent operators. Diversification by asset class based on initial purchase price is 33 percent senior housing, 19 percent ski and mountain lifestyle, 15 percent golf, 13 percent attractions, 5 percent marinas and 15 percent in additional lifestyle properties, including lodging.

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Financial Highlights

The following table presents selected comparable financial data through December 31, 2012 (in millions except ratios and per share data):

	Quarter ended December 31,		Year ended December 31,
	2012	2011	2012		2011
Total revenues	$96.2	$77.5	$481.3		$418.1
Total expenses	133.9	94.3	494.1		412.9
Net income (loss)	(55.0)	(32.0)	(76.1)		(69.6)
Net income (loss) per share	(0.17)	(0.10)	(0.24)		(0.23)
FFO	(10.1)	3.2	97.7		89.6
FFO per share	(0.03)	0.01	0.31		0.30
MFFO	9.5	3.1	114.3		96.6
MFFO per share	0.03	0.01	0.37		0.32
Adjusted EBITDA	28.4	20.3	175.5		142.7
Cash flow from operating activities			76.7		83.1

As of December 31, 2012:
Total assets			$2,938.0
Total debt			1,138.1
Leverage ratio			38.7	% *

*	45.3% including our share of unconsolidated assets and debts

See detailed financial information and full reconciliation of Funds from Operations (“FFO”), Modified Funds from Operations (“MFFO”) and Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”), which are non Generally Accepted Accounting Principle (“GAAP”) measures, below.

Total revenues increased $18.7 million or 24.1 percent for the quarter ended December 31, 2012 and increased $63.1 million or 15.1 percent for the year ended December 31, 2012. Total expenses increased $39.6 million or 42.0 percent for the quarter ended December 31, 2012 and increased $81.2 million or 19.7 percent for the year ended December 31, 2012. Net loss was $55.0 million and $76.1 million for the quarter and year ended December 31, 2012, respectively, as compared to net loss of $32.0 million and $69.6 million for the comparable periods in 2011. FFO and MFFO per share were $0.31 and $0.37 for the year ended December 31, 2012, respectively, as compared to $0.30 and $0.32 for the year ended December 31, 2011, respectively.

Two of our marina tenants that operate 15 marina properties experienced ongoing financial challenges due to the economic environment and are in default on their lease payments to us. We are currently evaluating the best course of action which may include a potential tenant change or termination of the leases and transition to new third-party managers. In anticipation of the transition to new tenants or managers, we recorded a loss on lease termination of approximately $20.2 million to write off deferred rent and lease intangible assets. We also recorded approximately $2.0 million in bad debt expense relating to past due rents that we believe are uncollectible for one marina tenant that leases four properties. We drew on the letter of credit posted by our other marina tenant to cover $2.1 million in past due rent owned under their leases with us. We will continue to monitor the performance of our marina properties.

The increase in net loss of $6.5 million from $69.6 million to $76.1 million for the year ended December 31, 2011 to 2012, respectively, was attributable to (i) a reduction related to the transition of thirteen golf courses and two marinas from leases to managed structures whereby rental revenue under leases in 2011 was $6.1 million more than net operating income under managed structures in 2012, (ii) a reduction in rental income of $5.4 million related to 32 golf facilities as a result of lease modifications as well as the sale of four golf facilities, (iii) an increase in loss on lease terminations from non-cash charges relating to actual and anticipated lease terminations for certain of our tenants that are experiencing financial

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difficulties or have defaulted on their lease payments to us of approximately $16.2 million, and (iv) an increase in bad debt expense, asset management fees, general and administrative expenses, other operating expenses, interest expense and loan cost amortization and depreciation and amortization expenses of approximately $34.9 million; offset in part by (i) an increase in net operating income from newly acquired managed properties and an increase in rental income from two newly acquired leased properties of approximately $20.0 million from properties acquired during the second half of 2011 through the end of 2012, (ii) an increase of net operating income from “same-store” managed properties of approximately $9.7 million primarily relating to an increase in visitation and spending at our attractions properties, (iii) a reduction in acquisition fees and expenses of approximately $6.7 million primarily due to the completion of our final offering in 2011, (iv) an increase in equity in earnings of approximately $4.5 million as a result of the formation of three joint ventures owning a total of 42 assets with Health Care REIT, Inc. (“HCN” formerly known as Sunrise Senior Living, Inc. (“SRZ”), and (v) a reduction in impairment provision of approximately $16.0 million including approximately $12.8 million that was recorded as a component of discontinued operations.

The increase in FFO of $8.2 million from $89.6 million to $97.7 million for the year ended December 31, 2011 to 2012, respectively, was attributable to (i) an increase in net operating income from newly acquired managed properties and an increase in rental income from two new leased properties totaling approximately $20.0 million which were acquired during second half of 2011 through the end of 2012, (ii) an increase in net operating income from “same-store” managed properties of approximately $9.7 million primarily relating to an increase in visitation and spending at our attractions properties, (iii) an increase in FFO contribution from unconsolidated entities of approximately $17.5 million primarily from our three senior housing ventures, (iv) a reduction in acquisition fees and expenses of $6.7 million primarily due to the completion of our final offering in 2011; offset in part, by (i) a reduction related to the transition of thirteen golf courses and two marinas from leases to managed structures whereby rental revenue under leases in 2011 was $6.1 million more than net operating income under managed structures in 2012, (ii) a reduction in rental income of $5.4 million related to 32 golf facilities as a result of lease modifications as well as the sale of four golf facilities, (iii) an increase in loss on lease terminations from non-cash charges relating to certain of our tenants that are experiencing financial difficulties or have defaulted on their lease payments to us of approximately $16.2 million, and (iv) an increase in bad debt expense, interest expense and loan cost amortization and general and administrative expenses of approximately $15.6 million.

The increase in MFFO of $17.7 million from $96.6 million to $114.3 million for the year ended December 31, 2011 to 2012, respectively, was attributable to (i) an increase in net operating income from newly acquired managed properties and an increase in rental income from two new leased properties (excluding straight-line adjustments for rental income) of approximately $19.4 million related to properties acquired during the second half of 2011 through the end of 2012, (ii) an increase in net operating income from “same store” managed properties of approximately $9.7 million primarily relating to an increase in visitation and spending at our attractions properties, and (iii) an increase in MFFO contribution from unconsolidated entities of approximately $9.9 million primarily from our three senior housing ventures; offset by, (i) a reduction related to the transition of thirteen golf courses and two marinas from leases to managed structures whereby rent payments under leases in 2011 was $3.6 million more than net operating income under managed structures in 2012, (ii) a reduction in rental income of $0.9 million related to 32 golf facilities as a result of lease modifications as well as the sale of four golf facilities, and (iii) an increase in bad debt expense, interest expense and loan costs amortization and general and administrative expenses of approximately $15.6 million.

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The increase in Adjusted EBITDA of $32.7 million from $142.7 million to $175.5 million for the years ended December 31, 2011 to 2012, respectively was attributable to (i) an increase in distributions from unconsolidated entities of approximately $14.3 million primarily from our three senior housing joint ventures, (ii) an increase in net cash received of $19.4 million from properties acquired during the second half of 2011 through end of 2012 and (iii) an increase in net operating income from our “same-store” managed properties of $9.7 million primarily relating to an increase in visitation and spending at our attractions properties; offset by (i) a reduction related to the transition of thirteen golf courses and two marinas from leases to managed structures whereby rent payments under leases in 2011 was $3.6 million more than net operating income under managed structures in 2012, (ii) a reduction in rental income of $0.9 million related to 32 golf facilities as a result of lease modifications as well as the sale of four golf facilities, and (iii) an increase in bad debt and general and administrative expense of approximately $7.2 million.

Portfolio Performance

Although property-level operating results are not necessarily indicative of our consolidated results of operations for properties where we have long-term leases and report rental income and the cash flows we receive from our unconsolidated joint ventures, we believe that the property-level financial and operational performance reported to us by our tenants and operators is useful because it is representative of the changing health of our properties and trends in our portfolio. The following table summarizes the Company’s “same-store” comparable consolidated properties that we have owned during the entirety of both periods presented and have included information for both leased and managed properties. Property-level financial and operational performance from our unconsolidated properties has been excluded because we do not believe it is as relevant and meaningful particularly since we are entitled cash distribution preferences where we receive a stated return on our investment each year ahead of our partners. We have not included performance data on acquisitions during the current periods presented because we did not own those properties during the entirety of both periods (in millions except coverage ratio):

	Quarter Ended December 31,
	2012		2011		Increase/(Decrease)
	Revenue	EBITDA	Revenue	EBITDA	Revenue	EBITDA

Ski and mountain lifestyle	$94,693	$21,165	$86,466	$13,337	9.5%	58.7%
Golf	36,131	6,472	36,316	5,195	–0.5%	24.6%
Attractions	12,753	(8,129)	11,956	(9,556)	6.7%	14.9%
Marinas	6,920	2,423	6,854	1,513	1.0%	60.1%
Additional lifestyle	25,657	995	23,211	(172)	10.5%	678.5%

	$176,154	$22,926	$164,803	$10,317	6.9%	122.2%

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	Year Ended December 31,						TTM Rent Coverage *
	2012 Revenue	EBITDA *	2011 Revenue	EBITDA *	Increase/(Decrease)
					Revenue	EBITDA

Ski and mountain lifestyle	$339,461	$81,740	$364,128	$89,845	–6.8%	–9.0%	1.31x
Golf	161,677	36,393	157,424	27,952	2.7%	30.2%	1.70x
Attractions	180,262	40,291	167,995	34,578	7.3%	16.5%	1.70x
Marinas	34,416	12,436	34,176	11,969	0.7%	3.9%	0.88x
Additional lifestyle	126,458	18,511	115,912	15,792	9.1%	17.2%	6.26x

	$842,274	$189,371	$839,635	$180,136	0.3%	5.1%	1.36x

*	As of December 31, 2012 on trailing 12-month (“TTM”) basis for properties subject to lease calculated as property-level EBITDA before recurring capital expenditures divided by base rent.

Overall, for the year ended December 31, 2012, our tenants and managers reported to us an increase in revenue and property-level EBITDA of 0.3% and 5.1%, respectively, as compared to the same period in the prior year. Excluding our ski and mountain lifestyle properties, which were impacted by unusually low levels of snow in the first quarter of 2012, our comparable properties reported an increase in revenue and property-level EBITDA of 6.1% and 19.5%. The increase was primarily attributable to our golf properties where we have begun to see an increase in EBITDA as a result of the new operators we have put in place successfully implementing much more focused cost control initiatives leading to improved operating margins. Additionally, in connection with a lease restructure with our largest golf tenant in April 2012, we have made significant capital improvements across certain properties with the overall goal of improving profitability by enhancing the customer experience and driving revenue in the form of more rounds of golf, more membership sales, and more social and catering events. Our additional lifestyle properties, which include three waterpark hotels, as well as our attractions properties, have experienced an increase in visitations. We believe that all of these trends are a result of favorable weather patterns and a general improvement in consumer confidence and spending. Through the date of this filing, our ski operators have been reporting significantly better revenues and property-level EBITDA during the 2012/2013 ski season resulting from a more normalized level of snow. Through February 2013, our ski resorts have experienced a season-to-date increase in revenues of 15.2% for the 2012/2013 as compared to the 2011/2012 season.

When evaluating our senior housing properties’ performance, management reviews operating statistics of the underlying properties, including revenue per occupied unit (“RevPOU”) and occupancy levels. RevPOU, which is defined as total revenue divided by number of occupied units, is a widely used performance metric within the healthcare sector. This metric assists us in determining the ability of our operators to achieve market rental rates and to obtain revenues from providing healthcare related services. As of December 31, 2012, the managers for our 42 comparable properties reported to us an increase in occupancy of 3.5% as compared to the same period in 2011 and an increase in RevPOU of 2.1% for the fourth quarter of 2012 as compared to the same period in 2011. The increase in occupancy and RevPOU were driven primarily due to strong demands and rate increases at the properties.

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The following table presents same store unaudited property-level information of our senior housing properties as of December 31, 2012 and 2011 (in thousands):

	Number of Properties	Year Ended December 31,
		2012		2011		Increase/(Decrease)
		Occupancy	RevPOU	Occupancy	RevPOU	Occupancy	RevPOU

Senior housing	42	91.3%	$6,355	88.2%	$6,223	3.5%	2.1%

Acquisitions

During the year ended December 31, 2012, we acquired five senior housing communities located in Georgia, three senior housing communities located in Illinois, one senior housing community located in Nevada, one senior housing community in Arkansas and one attractions property located in Florida for approximately $190.2 million.

Assets Held for Sale

As of December 31, 2012, we have four consolidated properties that were classified as held for sale. We expect the sales to be completed in 2013.

In December 2012, in connection with an existing purchase option held by SRZ, our venture partner on our three senior housing ventures, we entered into an agreement with HCN, as result of a potential merger by HCN with SRZ. Under the agreement, HCN and SRZ will purchase our interests in the three ventures for an aggregate purchase price of approximately $198.5 million subject to adjustment based on the closing date and actual cash flow distribution (the “Joint Venture Dispositions”). The Joint Venture Dispositions were conditioned upon the merger of HCN with SRZ, which was completed in January 2013. We expect the sale of these three ventures to close in mid-2013. In December 2012, the Intrawest Venture decided to sell its seven destination retail properties to third–party buyers. The properties are expected to be sold in 2013. We expect the distributions from unconsolidated joint ventures will decrease during 2013 due to the sale of these properties held in these four ventures.

Distributions

For the year ended December 31, 2012, we declared and paid distributions of approximately $163.7 million ($0.5252 per share). Our Board of Directors will continue to evaluate the level of distributions going forward, which will be based on a variety of factors including current and expected future cash flows from our properties.

Redemptions

For the year ended December 31, 2012, we redeemed approximately $9.6 million.

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CNL LIFESTYLE PROPERTIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands except per share data)

	December 31,
	2012	2011

ASSETS

Real estate investment properties, net (including $207,516 and $210,866 related to consolidated variable interest entities, respectively)	$2,176,357	$2,059,288
Investments in unconsolidated entities	287,339	318,158
Mortgages and other notes receivable, net	124,730	124,352
Deferred rent and lease incentives	109,507	94,981
Cash	73,224	162,839
Other assets	63,655	42,973
Restricted cash	40,316	37,877
Intangibles, net	35,457	30,937
Accounts and other receivables, net	21,700	19,681
Assets held for sale	5,743	2,863

Total Assets	$2,938,028	$2,893,949

LIABILITIES AND STOCKHOLDERS’ EQUITY

Mortgages and other notes payable (including $80,481 and $82,376 related to non-recourse debt of consolidated variable interest entities, respectively)	$649,002	$530,855
Senior notes, net of discount	394,100	393,782
Line of credit	95,000	—
Accounts payable and accrued expenses	40,064	32,158
Other liabilities	47,445	46,054
Due to affiliates	986	1,120

Total Liabilities	1,226,597	1,003,969

Commitments and contingencies (Note 18)

Stockholders’ equity:
Preferred stock, $.01 par value per share 200 million shares authorized and unissued	—	—
Excess shares, $.01 par value per share 120 million shares authorized and unissued	—	—
Common stock, $.01 par value per share
One billion shares authorized; 337,213 and 328,884 shares issued and 316,371 and 309,215 shares outstanding as of December 31, 2012 and 2011, respectively	3,164	3,092
Capital in excess of par value	2,803,346	2,743,972
Accumulated deficit	(149,446)	(73,373)
Accumulated distributions	(937,972)	(774,259)
Accumulated other comprehensive loss	(7,661)	(9,452)

Total Stockholders’ Equity	1,711,431	1,889,980

Total Liabilities and Stockholders’ Equity	$2,938,028	$2,893,949

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CNL LIFESTYLE PROPERTIES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share data)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Revenues:
Rental income from operating leases	$42,848	$42,356	$165,889	$171,008
Property operating revenues	49,860	31,967	302,393	234,165
Interest income on mortgages and other notes receivable	3,530	3,199	12,997	12,963

Total revenues	96,238	77,522	481,279	418,136

Expenses:
Property operating expenses	52,312	38,819	241,381	196,035
Asset management fees to advisor	9,153	8,505	35,725	31,802
General and administrative	4,286	4,994	18,718	16,304
Ground lease and permit fees	3,682	4,019	14,482	14,575
Acquisition fees and costs	1,070	1,491	4,450	11,168
Other operating expenses	5,458	3,965	11,660	9,645
Bad debt expense	770	—	5,510	773
Loan loss provision	—	—	1,699	—
Loss on lease terminations	21,950	883	25,177	7,193
Impairment provision	—	—	—	3,199
Depreciation and amortization	35,178	31,591	135,272	122,156

Total expenses	133,859	94,267	494,074	412,850

Operating income (loss)	(37,621)	(16,745)	(12,795)	5,286

Other income (expense):
Interest and other income (expense)	859	122	1,200	(215)
Interest expense and loan cost amortization	(17,188)	(15,283)	(68,595)	(60,117)
Loss on extinguishment of debt	—	(566)	(4)	(566)
Equity in earnings (loss) of unconsolidated entities	(253)	1,801	5,521	1,022

Total other expense	(16,582)	(13,926)	(61,878)	(59,876)

Loss from continuing operations	(54,203)	(30,671)	(74,673)	(54,590)

Discontinued operations	(798)	(1,337)	(1,400)	(15,020)

Net loss	$(55,001)	$(32,008)	$(76,073)	$(69,610)

Net loss per share of common stock (basic and diluted)
Continuing operations	$(0.17)	$(0.10)	$(0.24)	$(0.18)
Discontinued operations	(0.00)	(0.00)	(0.00)	(0.05)

Loss per share	$(0.17)	$(0.10)	$(0.24)	$(0.23)

Weighted average number of shares of common stock outstanding (basic and diluted)	314,858	307,805	312,309	302,250

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Non-GAAP Supplemental Financial Measures

The Company computes its financial results in accordance with generally accepted accounting principles (GAAP). Although FFO, MFFO and Adjusted EBITDA are non-GAAP financial measures, the Company believes FFO, MFFO, and Adjusted EBITDA calculations are helpful to stockholders and are widely recognized measures of real estate investment trust (REIT) operating performance. Pursuant to the requirements of Regulation G, the Company has provided reconciliations to these non-GAAP measures to the most directly comparable GAAP measures.

The Company calculates and reports FFO in accordance with the definitional and interpretive guidelines established by the National Association of Real Estate Investment Trusts (NAREIT). NAREIT defines FFO as net income or loss computed in accordance with GAAP, excluding gains or losses from sales of property and asset impairment write-downs, plus depreciation and amortization, and after similar adjustments for unconsolidated partnerships and joint ventures. The Company’s FFO calculation complies with NAREIT’s policy described above. The Company believes that FFO, together with the GAAP measure of net income (loss), provides useful information to investors regarding the Company’s operating performance because it is a measure of the Company’s operations without regard to specific non-cash items, such as depreciation and amortization and asset impairment write-downs.

The Company calculates and reports MFFO in accordance with the Investment Program Association’s (IPA) Guideline 2010-01, Supplemental Performance Measure for Publicly Registered, Non-Listed REITs: Modified Funds from Operations, (the “Practice Guideline”), issued by the IPA in November 2010. The Practice Guideline defines MFFO as FFO further adjusted for the following items, as applicable, included in the determination of GAAP net income (loss): acquisition fees and expenses; amounts relating to deferred rent receivables and amortization of above and below market leases and liabilities (which are adjusted in order to remove the impact of GAAP straight-line adjustments from rental revenues); accretion of discounts and amortization of premiums on debt investments; mark-to-market adjustments included in net income (loss); nonrecurring gains or losses included in net income (loss) from the extinguishment or sale of debt, hedges, foreign exchange, derivatives or securities holdings where trading of such holdings is not a fundamental attribute of the business plan; elimination of adjustments relating to contingent purchase price obligations where such adjustments have been included in the derivation of GAAP net income (loss); unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting; and after adjustments for consolidated and unconsolidated partnerships and joint ventures, with such adjustments calculated to reflect MFFO on the same basis. The Company believes that MFFO is useful to investors in evaluating its performance because the exclusion of certain recurring and nonrecurring items described above provide useful supplemental information regarding its ongoing performance, and that MFFO, when combined with the primary GAAP measure of income (loss), is beneficial to a complete understanding of its operating performance.

Presentation of this information is intended to provide useful information to investors as they compare the operating performance of different REITs, although it should be noted that not all REITs calculate FFO and MFFO the same way. Accordingly, comparisons with other REITs may not be meaningful. FFO and MFFO are not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income (loss) or income (loss) from continuing operations as an indication of our performance, as an alternative to cash flows from operations or as an indication of its liquidity, or indicative of funds available to fund our cash needs including its ability to make distributions

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to our stockholders. Stockholders and investors should not rely on FFO and MFFO as a substitute for any GAAP measure. MFFO has limitations as a performance measure in an offering such as the Company’s where the price of a share of common stock is a stated value and there is no net asset value determination during the offering stage and for a period thereafter. MFFO is useful in assisting management and investors in assessing the sustainability of operating performance in future operating periods, and, in particular, after the offering and acquisition stages are complete and net asset value is disclosed. FFO and MFFO are not useful measures in evaluating net asset value because impairments are taken into account in determining net asset value but not in determining FFO and MFFO.

The Company defines Adjusted EBITDA as net income (loss), less discontinued operations and other income, plus (i) net interest expense, and loan cost amortization and (ii) depreciation and amortization, as further adjusted for the impact of equity in earnings (loss) of our unconsolidated entities, straight-line adjustment for leased properties and mortgages and other rents receivable, cash distributions from unconsolidated entities, and certain other non-recurring items that the Company does not consider indicative of its ongoing operating performance. These further adjustments are itemized in the table below. You are encouraged to evaluate these adjustments and the reasons the Company considers them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of Adjusted EBITDA should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items.

The Company presents Adjusted EBITDA because it believes it assists investors and analysts in comparing its performance across reporting periods on a consistent basis by excluding items that it does not believe are indicative of its core operating performance.

For additional information, please refer to the Company’s discussion of FFO, MFFO and Adjusted EBITDA included in Management’s Discussion and Analysis of Financial Condition and Results of Operations in its Annual Report on Form 10-K for the year ended December 31, 2012, filed with the United States Securities and Exchange Commission on March 29, 2013.

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Funds from Operations and Modified Funds from Operations

	Quarter Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011

Net income (loss)	$(55,001)	$(32,008)	$(76,073)	$(69,610)
Adjustments:
Depreciation and amortization (1)	35,238	31,719	135,557	123,084
Impairment of real estate assets (1)	413	179	680	16,870
Gain on sale of real estate investment (1)	(1)	(1,104)	(288)	(1,104)
Net effect of FFO adjustment from unconsolidated entities (2)	9,282	4,382	37,862	20,316

Total funds from operations	$(10,069)	$3,168	$97,738	$89,556

Acquisition fees and expenses (3)	$1,070	$1,491	$4,450	$11,168
Straight-line adjustments for leases and notes receivable (1) (4)	(2,018)	(4,597)	(14,736)	(22,053)
Amortization of above/below market intangible assets and liabilities (1)	400	(7)	607	(8)
Loss from early extinguishment of debt (6)	—	604	4	2,057
Write-off of lease related costs (5)	20,103	1,630	23,669	7,670
Loan loss provision	—	—	1,699	—
Contingent purchase consideration	—	(747)	—	(747)
Accretion of discounts/amortization of premiums for debt investments	4	334	645	1,056
MFFO adjustments from unconsolidated entities: (2)
Acquisition fees and expenses (3)	—	1,156	—	4,921
Straight-line adjustments for leases and notes receivable	27	114	269	158
Prepayment penalty fees	—	—	—	2,266
Interest expense on old loan				603
Amortization of above/below market intangible assets and liabilities	(4)	(4)	(18)	(54)

Modified funds from operations	$9,513	$3,142	$114,327	$96,593

Weighted average number of shares of common stock outstanding (basic and diluted)	314,858	307,805	312,309	302,250

FFO per share (basic and diluted)	$(0.03)	$0.01	$0.31	$0.30

MFFO per share (basic and diluted)	$0.03	$0.01	$0.37	$0.32

FOOTNOTES:

(1)	Includes amounts related to the properties that are classified as assets held for sale and for which the related results are classified as income (loss) from discontinued operations in the accompanying consolidated statements of operations.

Page 12 /CNL Lifestyle Properties Announces Fourth Quarter 2012 Results

(2)	This amount represents the Company’s share of the FFO or MFFO adjustments allowable under the NAREIT or IPA definitions, respectively, multiplied by the percentage of income or loss recognized under the hypothetical liquidation book value (“HLBV”) method.
(3)	In evaluating investments in real estate, management differentiates the costs to acquire the investment from the operations derived from the investment. By adding back acquisition fees and expense relating to business combinations, management believes MFFO provides useful supplemental information of its operating performance and will also allow comparability between real estate entities regardless of their level of acquisition activities. Acquisition fees and expenses include payments to our advisor or third parties. Acquisition fees and expenses under GAAP are considered operating expenses and as expenses included in the determination of net income (loss) and income (loss) from continuing operations, both of which are performance measures under GAAP. All paid and accrued acquisition fees and expenses will have negative effects on returns to investors, the potential for future distributions, and cash flows generated by the Company, unless earnings from operations or net sales proceeds from the disposition of properties are generated to cover the purchase price of the property.
(4)	Under GAAP, rental receipts are allocated to periods using various methodologies. This may result in income recognition that is significantly different than underlying contract terms. By adjusting for these items (to reflect such payments from a GAAP accrual basis to a cash basis of disclosing the rent and lease payments), MFFO provides useful supplemental information on the realized economic impact of lease terms and debt investments, providing insight on the contractual cash flows of such lease terms and debt investments, and aligns results with management’s analysis of operating performance.
(5)	Management believes that adjusting for write-offs of lease related assets is appropriate because they are non-recurring non-cash adjustments that may not be reflective of our ongoing operating performance.
(6)	Loss (gain) of extinguishment of debt includes legal fees incurred with the transaction, prepayment penalty fees and write-off of unamortized loan costs, as applicable.

Set forth below is a reconciliation of Adjusted EBITDA to net loss (in thousands):

	Quarter Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011

Net loss	$(55,001)	$(32,008)	$(76,073)	$(69,610)
Discontinued operations	798	1,337	1,400	15,020
Interest and other (income) expense	(860)	(122)	(1,200)	215
Interest expense and loan cost amortization	17,188	15,283	68,595	60,117
Equity in (earnings) loss of unconsolidated entities (1)	253	(1,801)	(5,521)	(1,022)
Loss from early extinguishment of debt	—	566	4	566
Depreciation and amortization	35,178	31,591	135,272	122,156
Loan loss provision		—	1,699	—
Loss (recovery) on lease terminations	21,950	883	25,177	7,193
Impairment provision	—	—	—	3,199
Straight-line adjustments for leases and notes receivables (2)	(2,018)	(4,597)	(14,091)	(20,997)
Cash distributions from unconsolidated entities (1)	10,947	8,837	40,188	25,891

Adjusted EBITDA	$28,436	$19,969	$175,450	$142,728

Page 13 /CNL Lifestyle Properties Announces Fourth Quarter 2012 Results

FOOTNOTES:

(1)	Investments in the Company’s unconsolidated joint ventures are accounted for under the HLBV method of accounting. Under this method, the Company recognizes income or loss based on the change in liquidating proceeds it would receive from a hypothetical liquidation of its investments based on depreciated book value. The Company adjusts EBITDA for equity in earnings (loss) of its unconsolidated entities because it believes this is not reflective of the joint ventures operations or cash flows available for distributions to the Company. The Company believes cash distributions from its unconsolidated entities, exclusive of any financing transactions, are reflective of its operating performance and its impact to the Company and have been added back to adjusted EBITDA above.
(2)	The Company believes that adjusting for straight-line adjustments for leased properties and mortgages and other notes receivable is appropriate because they are non-cash adjustments.

About CNL Lifestyle Properties

CNL Lifestyle Properties, Inc. is a real estate investment trust that owns a portfolio of 179 properties in the United States and Canada in the lifestyle sectors. Headquartered in Orlando, Fla., CNL Lifestyle Properties specializes in the acquisition of ski and mountain lifestyle, attractions, golf, marinas, senior housing and additional lifestyle properties. For more information, visit www.CNLLifestyleREIT.com.

About CNL Financial Group

CNL Financial Group (CNL) is a leading private investment management firm providing global real estate and alternative investments. Since inception in 1973, CNL and/or its affiliates have formed or acquired companies with more than $26 billion in assets. CNL is headquartered in Orlando, Florida.

Caution Concerning Forward-Looking Statements

The information above contains “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements that do not relate strictly to historical or current facts, but reflect management’s current understandings, intentions, beliefs, plans, expectations, assumptions and/or predictions regarding the future of the Company’s business and its performance, the economy, and other future conditions and forecasts of future events, and circumstances. Forward-looking statements are typically identified by words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plans,” “continues,” “pro forma,” “may,” “will,” “seeks,” “should” and “could,” and words and terms of similar substance. Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, our actual results could differ materially from those set forth in the forward-looking statements due to a variety of risks, uncertainties and other factors, including but not limited to, the factors detailed in our Annual Report on Form 10-K for the year ended December 31, 2012, and other documents filed from time to time with the U.S. Securities and Exchange Commission.

Some factors that might cause such a difference include, but are not limited to, the following: risks associated with our investment strategy; a worsening economic environment in the U.S. or globally, including financial market fluctuations; risks associated with real estate markets, including declining real estate values; our failure to obtain, renew or extend necessary financing or to access the debt or equity

Page 14 /CNL Lifestyle Properties Announces Fourth Quarter 2012 Results

markets; the use of debt to finance our business activities, including refinancing and interest rate risk and our failure to comply with debt covenants; failure to successfully manage growth or integrate acquired properties and operations; our ability to make necessary improvements to properties on a timely or cost-efficient basis; competition for properties and/or tenants; defaults on or non-renewal of leases by tenants; failure to lease properties on favorable terms or at all; the impact of current and future environmental, zoning and other governmental regulations affecting our properties; the impact of changes in accounting rules; the impact of regulations requiring periodic valuation of the Company on a per share basis; inaccuracies of our accounting estimates; unknown liabilities of acquired properties or liabilities caused by property managers or operators; material adverse actions or omissions by any joint venture partners; increases in operating costs and other expenses; uninsured losses or losses in excess of our insurance coverage; the impact of outstanding and/or potential litigation; risks associated with our tax structuring; failure to maintain our REIT qualification; and our ability to protect our intellectual property and the value of our brand. Given these uncertainties, we caution you not to place undue reliance on such statements. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

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